Exhibit 10(vii)

AMENDMENT AND RESTATEMENT OF THE

JERSEY SHORE STATE BANK

DIRECTOR DEFERRED FEE AGREEMENT

THIS AGREEMENT is made this 1st day of October, 2004, by JERSEY SHORE STATE BANK a Pennsylvania-chartered commercial bank located in Jersey Shore, Pennsylvania (the “Company”), and Lynn S. Bowes (the “Director”) selected to participate in this Amendment and Restatement of the Jersey Shore State Bank Director Deferred Fee Agreement (the “Agreement”), intending to be legally bound hereby.

BACKGROUND

On October 14, 1999, the Company and the Director entered into the Jersey Shore State Bank Director Deferred Fee Agreement (the “1999 Agreement”).  The Company and the Director now wish to amend and restate the 1999 Agreement to update the terms and provisions contained therein.  This new Agreement shall rescind and replace the existing 1999 Agreement.

INTRODUCTION

To encourage the Director to remain a member of the Company’s Board of Directors (the “Board”), the Company is willing to provide to the Director the opportunity to defer Fees.  The Company will pay the benefits from its general assets.

AGREEMENT

The Director and the Company agree as follows:

Article 1

Definitions

Definitions.  Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1                                 “Beneficiary” means each designated person, or the estate of a deceased Director, entitled to benefits, if any, upon the death of a Director determined pursuant to Article 6.

1.2                                 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that a Director completes, signs and returns to the Plan Administrator to designate one or more beneficiaries.

1.3                                 “Change in Control” means any of the following:

(A)  any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Corporation, a subsidiary of the Corporation, an employee benefit plan (or related trust) of the Corporation or a direct or indirect subsidiary of the Corporation, or affiliates of the Corporation (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 20% of the combined voting power of the Corporation’s then outstanding securities or announces a tender offer or exchange offer for securities of the Corporation representing more than 20% of the combined voting power of the Corporation’s then outstanding securities; or

(B)  the liquidation or dissolution of the Corporation or the Company or the occurrence of, or execution of an agreement providing for, a sale of all or substantially all of the assets of the Corporation or the Company to an entity which is not a direct or indirect subsidiary of the Corporation; or

(C)  the occurrence of, or execution of an agreement providing for, a reorganization, merger, consolidation or other similar transaction or connected series of transactions of the Corporation as a result of which either (a) the Corporation does not survive or (b) pursuant to which shares of the Corporation common stock (“Common Stock”) would be converted into cash, securities or other property, unless, in case of either (a) or (b), the holders of Corporation Common Stock immediately prior to such transaction will, following the consummation of the transaction, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation surviving, continuing or resulting from such transaction; or

(D)  the occurrence of, or execution of an agreement providing for, a reorganization, merger, consolidation, or similar transaction of the Corporation, or before any connected series of such transactions, if, upon consummation of such transaction or transactions, the persons who are members of the Board of Directors of the Corporation immediately before such transaction or transactions cease or, in the case of the execution of an agreement for such transaction or transactions, it is contemplated in such agreement that upon consummation such persons would cease, to constitute a majority of the Board of Directors of the Corporation or, in a case where the Corporation does not survive in such transaction, of the corporation surviving, continuing or resulting from such transaction or transactions; or

(E)  any other event which is at any time designated as a “Change in Control” for purposes of this Agreement by a resolution adopted by the Board of Directors of the Corporation with the affirmative vote of a majority of the non-employee directors in office at the time the resolution is adopted; in the event any such resolution is adopted, the Change in Control event specified thereby shall be deemed incorporated herein by reference and thereafter may not be amended, modified or revoked without the written agreement of Director.

Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an agreement is executed by the Company providing for any of the transactions or events constituting a Change in Control as defined herein, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Director’s service did not terminate during the period after the agreement and prior to such expiration or termination, for purposes of this Agreement it shall be as though such agreement was never executed and no Change in Control event shall be deemed to have occurred as a result of the execution of such agreement.

1.4                                 “Code” means the Internal Revenue Code of 1986, as amended.

1.5                                 “Corporation” means Penns Woods Bancorp, Inc.

1.6                                 “Disability” means (a) the Director’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Director, or by the Social Security Administration, to be a disability rendering the Director totally and permanently disabled.  The Director must submit proof to the Plan Administrator of the carrier’s or Social Security Administration’s determination upon the request of the Plan Administrator; or (b) such definition of Disability promulgated by the Secretary of the Treasury pursuant to legislation affecting non-qualified deferred compensation plans, in which case such definition shall supersede any other definition of Disability in this Agreement and shall control the terms of this Agreement.

1.7                                 “Election Form A” means the form attached as Exhibit A.

1.8                                 “Election Form B” means the form attached as Exhibit B.

1.9                                 “Election Form C” means the form attached as Exhibit C.

1.10                           “Exhibit D” means the chart attached entitled Planned Fee Deferrals.

1.11                           “Fees” means the total directors fees payable to the Director.

1.12                           “Normal Benefit Age” means the benefit distribution age specified by the Director in Election Form B.

1.13                           “Plan Administrator” means the plan administrator described in Section 10.10.

1.14                           “Plan Year” means the calendar year.  In the initial year, it shall mean the period from the date of execution of this Agreement through December 31 of the same year.

1.15                           “ROE” means return on equity, measured by dividing annualized net income of the Corporation by average total equity of the Corporation for the applicable period.

1.16                           “Termination of Service” means that the Director ceases to be a member of the Company’s Board for any reason whatsoever other than by reason of a leave of absence which is approved by the Company.  For purposes of this Agreement, if there is a dispute over the service status of the Director or the date of the Director’s Termination of Service, the Company shall have the sole and absolute right to decide the dispute.

1.17                           “Unforeseeable Financial Emergency” means a severe financial hardship to a Director, resulting from a sudden and unexpected illness or accident of the Director, the Director’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Director, loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.

Article 2

Deferral Election

2.1                                 Initial Election.  The Director shall make an initial deferral election under this Agreement by filing with the Company signed Election Forms A, B and C within thirty (30) days after the date of this Agreement.  The Election Forms shall be effective to defer only Fees earned after the date the Election Forms are received by the Company.

2.2                                 Election Changes.  The Director may modify the amount of Fees to be deferred annually by filing a new Election Form A with the Company.  The modified deferral shall not be effective until the calendar year following the year in which the subsequent Election Form A is received by the Company.  Any changes to the form of benefit payment must be in accordance with Election Form C.  Any changes to the Normal Benefit Age or Timing of Payout must be in accordance with Election Form B.

Article 3

Deferral Account

3.1                                 Establishing and Crediting.  The Company shall establish a Deferral Account on its books for the Director, and shall credit to the Deferral Account the following amounts:

3.1.1                        Rollovers.  The Director’s rollover balance from the Jersey Shore State Bank Director Deferred Fee Agreement dated October 14, 1999.

3.1.2                        Deferrals. The Fees deferred by the Director as of the time the Fees would have otherwise been paid to the Director.

3.1.3                        Interest.  On or around the first business day of each Plan Year and immediately prior to the payment of any benefits, interest is to be credited to the Deferral Account.  While in the service of the Company, interest shall be credited at an annual rate equal to fifty percent (50%) of the Corporation’s prior year ROE, compounded monthly, on the first business day on or before said anniversary date.  After Termination of Service, interest shall be credited to the Deferral Account at a rate based on the yield on the 10 Year Treasury Note as specified in the applicable section of Article 4 or 5.

3.2                                 Statement of Accounts.  The Company shall provide to the Director, within one hundred twenty (120) days after each Plan Year, a statement setting forth the Deferral Account balance.

3.3                                 Accounting Device Only.  The Deferral Account is solely a device for measuring amounts to be paid under this Agreement.  The Deferral Account is not a trust fund of any kind.  The Director is a general unsecured creditor of the Company for the payment of benefits.  The benefits represent the mere Company promise to pay such benefits.  The Director’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director’s creditors.

Article 4

Benefits During Lifetime

4.1                                 Normal Benefit Age.  If the Director terminates service as a Director on or after Normal Benefit Age, the Company shall pay to the Director the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement.

4.1.1                        Amount of Benefit.  The benefit under this Section 4.1 is the Deferral Account balance at the date specified in Election Form B.

4.1.2                        Payment of Benefit.  The Company shall pay the benefit to the Director in the form specified in Election Form C.  If installment payments are elected, the Company shall continue to credit interest to the Deferral Account at a rate based on the yield on the 10 Year Treasury Note, compounded monthly, using the average yield in effect for the month immediately prior to commencement of benefit payments.

4.2                                 Early Termination Benefit.  If the Director terminates service as a Director before the Normal Benefit Age for reasons other than death, Disability or following a Change in Control, the Company shall pay to the Director the benefit described in this Section 4.2 in lieu of any other benefit under this Agreement.

4.2.1                        Amount of Benefit.  The benefit under this Section 4.2 is Deferral Account balance at the date specified in Election Form B.  If there is a delay of more than thirty (30) days between the Director’s Termination of Service and the date payout commences, the Company shall continue to credit interest to the Deferral Account balance, as specified in Section 4.2.2, based on the yield on the 10 Year Treasury Note until payments commence.

4.2.2                        Payment of Benefit.  The Company shall pay the benefit to the Director in the form specified in Election Form C.  If the Director terminates service as a Director and has elected payment to be distributed at Normal Benefit Age, the Company shall credit interest to the Deferral Account at a rate based on the yield on the 10 Year Treasury Note, compounded monthly.  The initial rate shall be based on the average yield in effect for the month immediately prior to Termination of Service.  This rate will reset on January 1st of each calendar year based on the average yield in effect for December of the prior year.  If installment payments are elected, the Company shall continue to credit interest on the undistributed account balance during any applicable installment period at a rate based on the yield on the 10 Year Treasury Note, compounded monthly, using the average yield in effect for the month immediately prior to commencement of payments.

4.3                                 Disability Benefit.  Upon Termination of Service for Disability prior to the Normal Benefit Age, the Company shall pay to the Director the benefit described in this Section 4.3 in lieu of any other benefit under this Agreement.

4.3.1                        Amount of Benefit.  The benefit under this Section 4.3 is the Deferral Account balance at the date specified in Election Form B.  If there is a delay of more than thirty (30) days between the Director’s Termination of Service and the date payout commences, the Company shall continue to credit interest to the Deferral Account balance, as specified in Section 4.3.2, based on the yield on the 10 Year Treasury Note until payments commence.

4.3.2                        Payment of Benefit.  The Company shall pay the benefit to the Director in the form specified in Election Form C.  If the Director has elected payment to be distributed at Normal Benefit Age, the Company shall credit interest to the Deferral Account at a rate based on the yield on the 10 Year Treasury Note, compounded monthly.  The initial rate shall be based on the average yield in effect for the month immediately prior to Termination of Service.  This rate will reset on January 1st of each calendar year based on the average yield in effect for December of the prior year.  If installment payments are elected, the Company shall continue to credit interest on the undistributed account balance during any applicable installment period at a rate based on the yield on the 10 Year Treasury Note, compounded monthly, using the average yield in effect for the month immediately prior to commencement of payments.

4.4                                 Change in Control Benefit.  If the Director is in the active service of the Company when the change occurs, the Company shall pay to the Director the benefit described in this Section 4.4 in lieu of any other benefit under this Agreement.

4.4.1                        Amount of Benefit.  The benefit under this Section 4.4 is Deferral Account balance at the date specified in Election Form B.  If there is a delay of more than thirty (30) days between the Director’s Termination of Service and the date payout commences, the Company shall continue to credit interest to the Deferral Account balance, as specified in Section 4.4.2, based on the yield on the 10 Year Treasury Note until payments commence.

4.4.2                        Payment of Benefit.  The Company shall pay the benefit to the Director in the form specified in Election Form C.  If the Director has elected payment to be distributed at Normal Benefit Age, the Company shall credit interest to the Deferral Account at a rate based on the yield on the 10 Year Treasury Note, compounded monthly.  The initial rate shall be based on the average yield in effect for the month immediately prior to Termination of Service.  This rate will reset on January 1st of each calendar year based on the average yield in effect for December of the prior year.  If installment payments are elected, the Company shall continue to credit interest on the undistributed account balance during any applicable installment period at a rate based on the yield on the 10 Year Treasury Note, compounded monthly, using the average yield in effect for the month immediately prior to commencement of payments.

4.5                                 Hardship Distribution.  If the Director experiences an Unforeseeable Emergency, the Director may petition the Board to suspend Deferrals required to be made by such Director, to the extent deemed necessary by the Board to satisfy the Unforeseeable Emergency.  If suspension of Deferrals is not sufficient to satisfy the Director’s Unforeseeable Emergency, or if

(i)                                     Reimbursement or compensation by insurance or otherwise; or

(ii)                                  Liquidation of Director’s assets (to the extent the liquidation would not itself cause severe financial hardship)

cannot satisfy the Director’s Unforeseeable Emergency, then the Director may further petition the Board to receive a partial or full payout from the Agreement.  The Director shall only receive a payout from the Agreement to the extent such payout is deemed necessary by the Board to satisfy the Director’s Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution, up to a maximum of the Director’s Deferral Account balance, calculated as of the close of business on or around the date on which the amount becomes payable, as determined by the Board in its sole discretion.

Article 5

Death Benefits

5.1                                 Death While in Service, but Prior to Commencement of Benefit Payments.  If the Director dies while in service, but prior to commencement of benefit payments, the Company shall pay to the Director’s beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Agreement.

5.1.1                        Amount of Benefit.  The benefit amount under Section 5.1 is the greater of: (a) the Deferral Account balance or (b) One Hundred Nine Thousand Two Hundred Ninety Dollars ($109,290) multiplied by the ratio representing the actual cumulative Fees deferred at the date of death as a percentage of the planned cumulative Fee deferrals at the inception of this Agreement as detailed in Exhibit D, provided such ratio shall not exceed one hundred percent (100%).  In calculating this ratio, the amount shall be interpolated to the nearest month as of the date of death.

5.1.2                        Payment of Benefit.  The Company shall pay the benefit to the beneficiary in the form specified in Election Form C, with payment made or commencing within 90 days following the receipt of Director’s death certificate.  If installment payments are elected, the Company shall continue to credit interest on the undistributed account balance during any applicable installment period at a rate based on the yield on the 10 Year Treasury Note, compounded monthly, using the average yield in effect for the month immediately prior to commencement of payments.

5.2                                 Death During Benefit Period.  If the Director dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Director’s beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.

5.3                                 Death After Termination of Service But Before Benefit Payments Commence.  If the Director is entitled to benefit payments under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay to the Beneficiary the Deferral Account balance as elected by the Director on Election Form C within ninety (90) days following receipt of the Director’s death certificate.

Article 6

Beneficiaries

6.1                                 Beneficiary.  Each Director shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under the Agreement to a beneficiary upon the death of a Director.  The Beneficiary designated under this Agreement may be the same as or different from the Beneficiary designation under any other plan of the Company in which the Director participates.

6.2                                 Beneficiary Designation; Change.  A Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent.  The Director’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved.  A Director shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all

Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator prior to the Director’s death.

6.3                                 Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

6.4                                 No Beneficiary Designation.  If the Director dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Director, then the Director’s spouse shall be the designated Beneficiary.  If the Director has no surviving spouse, the benefits shall be made to the personal representative of the Director’s estate.

6.5                                 Facility of Payment.  If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Director and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Article 7

General Limitations

7.1                                 Termination for Cause.  The Director will forfeit the interest credited since the date of execution of this agreement if the Director’s service is terminated for cause.  For purposes of this Section 7.1, “for cause” shall mean:

(i)                       Any material breach of this Agreement by the Director; or

(ii)                    The Director’s conviction of a crime, either federal or state, evidencing moral turpitude or dishonesty; or

(iii)                 The Director’s fraud, dishonesty, gross neglect of duties or gross misfeasance.

7.2                                 Removal.  Notwithstanding any provision of this Agreement to the contrary, the interest credited to the deferred amounts since the date of execution of this Agreement shall be forfeited if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act (“FDIA”).

7.3                                 Competition after Termination of Employment.  The Director shall forfeit his right to the interest credited to the deferred amounts since the date of execution of this

Agreement if the Director, without the prior written consent of the Company, violates the following described restrictive covenants.

7.4                                 Non-compete Provision.  The Director shall forfeit any undistributed interest credited to the deferred amounts since the date of execution of this Agreement under this Agreement if during the term of this Agreement, and before all benefits have been paid, the Director, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of three percent (3%) or less in the stock of a publicly-traded company):

(i)                                     becomes employed by, participates in, or becomes connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Director’s responsibilities will include providing banking or other financial services within the fifty (50) miles of any office maintained by the Company as of the date of the termination of the Director’s service;

(ii)                                  participates in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Company as of the date of termination of the Director’s service;

(iii)                               assists, advises, or serves in any capacity, representative or otherwise, any third party in any action against the Company or transaction involving the Company;

(iv)                              sells, offers to sell, provides banking or other financial services, assists any other person in selling or providing banking or other financial services, or solicits or otherwise competes for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Company (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Director or the Company, to the knowledge of the Director provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Director’s service;

(v)                                 divulges, discloses, or communicates to others in any manner whatsoever, any confidential information of the Company, to the knowledge of the Director, including, but not limited to, the names and addresses of customers or prospective customers, of the

Company, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Company, earnings or other information concerning the Company. The restrictions contained in this subparagraph (v) apply to all information regarding the Company, regardless of the source who provided or compiled such information.  Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Director.

7.5                                 Judicial Remedies.  In the event of a breach or threatened breach by the Director of any provision of these restrictions, the Director recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Company or any of its subsidiaries or Affiliates, and further recognizes that in such event monetary damages may be inadequate to fully protect the Company or any of its subsidiaries or Affiliates. Accordingly, in the event of a breach or threatened breach of the provisions of this Agreement, the Director consents to the Company’s or any of its subsidiaries’ entitlement to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing the Company’ or any of its subsidiaries’ rights hereunder and preventing the Director from further breaching any of his obligations set forth herein.  The Director expressly waives any requirement, based on any statute, rule of procedure, or other source, that the Company or any of its subsidiaries or Affiliates post a bond as a condition of obtaining any of the above-described remedies.  Nothing herein shall be construed as prohibiting the Company or any of its subsidiaries or Affiliates from pursuing any other remedies available to the Company or any of its subsidiaries or Affiliates at law or in equity for such breach or threatened breach, including the recovery of damages from the Director.  The Director expressly acknowledges and agrees that: (i) the restrictions set forth in Section 7.4 are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) the protections afforded the Company or any of its subsidiaries or Affiliates in Section 7.4 are necessary to protect its legitimate business interest, (iii) the restrictions set forth in Section 7.4 will not be materially adverse to the Director’s service with the Company, and (iv) his agreement to observe such restrictions forms a material part of the consideration for this Agreement.

7.6                                 Overbreadth of Restrictive Covenant.  It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.

7.7                                 Change in Control.  The non-compete provision detailed in Section 7.4 shall not apply if there is a Change in Control.

7.8                                 Suicide or Misstatement.  The Director shall forfeit all interest credited since the date of execution of this Agreement if the Director commits suicide within two years after the date of this Agreement, or if the insurance company denies coverage for (i) material misstatements of fact made by the Director on any application for life insurance purchased by the Company, or (ii) any other reason.  The Company shall have no liability to the Director for any denial of coverage by the insurance company.

Article 8

Claims and Review Procedures

8.1                                 Claims Procedure.  A Director or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

8.1.1                        Initiation – Written Claim.  The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

8.1.2                        Timing of Plan Administrator Response.  The Plan Administrator shall respond to such claimant within 90 days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

8.1.3                        Notice of Decision.  If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)          The specific reasons for the denial;

(b)         A reference to the specific provisions of the Agreement on which the denial is based;

(c)          A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed, and

(d)         An explanation of the Agreement’s review procedures and the time limits applicable to such procedures.

8.2                                 Review Procedure.  If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

8.2.1                        Initiation – Written Request.  To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

8.2.2                        Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

8.2.3                        Considerations on Review.  In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.2.4                        Timing of Plan Administrator Response.  The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

8.2.5                        Notice of Decision.  The Plan Administrator shall notify the claimant in writing of its decision on review.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)          The specific reasons for the denial;

(b)         A reference to the specific provisions of the Agreement on which the denial is based, and

(c)          A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

Article 9

Amendments and Termination

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Director and such officer or officers as may be specifically designated by the Board to sign on their behalf.  Provided, however, in response to legislative or regulatory changes affecting nonqualified deferred compensation plans that would otherwise cause the Director to be deemed in constructive receipt of benefits under this Agreement, the Company can amend this Agreement for the sole purpose of complying with such legislative or regulatory changes.

Article 10

Miscellaneous

10.1                           Binding Effect.  This Agreement shall bind the Director and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

10.2                           No Guarantee of Service.  This Agreement is not a service policy or contract.  It does not give the Director the right to remain as a member of the Company’s Board, nor does it interfere with the Company’s right to terminate the Director’s service.  It also does not require the Director to remain in service nor interfere with the Director’s right to terminate service at any time.

10.3                           Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.4                           Tax Withholding.  The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

10.5                           Applicable Law.  The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

10.6                           Unfunded Arrangement.  The Director and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement.  The benefits represent the mere promise by the Company to pay such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Director’s life is a general asset of the Company to which the Director and beneficiary have no preferred or secured claim.

10.7                           Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof.  No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

10.8                           Reorganization.  The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company under this Agreement.  Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

10.9                           Administration.  The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

10.9.1                  Interpreting the provisions of the Agreement;

10.9.2                  Establishing and revising the method of accounting for the

Agreement;

10.9.3                  Maintaining a record of benefit payments; and

10.9.4                  Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

10.10                     Named Fiduciary and Plan Administrator.  The Company shall be the named fiduciary and Plan Administrator under this Agreement.  The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Agreement including the service of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Director and a duly authorized officer of the Company have signed this Agreement as of the date indicated above.

DIRECTOR:	COMPANY:

JERSEY SHORE STATE BANK

/s/ Lynn S. Bowes	By	/s/ Ronald A. Walko
LYNN S. BOWES
Title President and Chief Executive Officer

By execution hereof, Penns Woods Bancorp, Inc. consents to and agrees to be bound by the terms and condition of this Agreement.

ATTEST:	CORPORATION:
PENNS WOODS BANCORP, INC.

/s/ Hubert A. Valencik	By	/s/ Ronald A. Walko

Title President and Chief Executive Officer

EXHIBIT A

JERSEY SHORE STATE BANK

DIRECTOR DEFERRED FEE AGREEMENT

Election Form A

Deferral Election:

I elect to defer 80% of my annual Cash Allowance (or $                      per year.)

I understand that I may change the deferral amount provided I make an election in writing prior to the calendar year for which the change will become effective.

Signature	/s/ Lynn S. Bowes

Date  October 1, 2004

Accepted by the Company this 1st day of October 2004.

JERSEY SHORE STATE BANK

By	/s/ Ronald A. Walko

Title  President and Chief Executive Officer

EXHIBIT B

JERSEY SHORE STATE BANK

DIRECTOR DEFERRED FEE AGREEMENT

Election Form B

Normal Benefit Age:                 I elect a Normal Benefit Age of 70.

Timing of Payout:

If I terminate service before Normal Benefit Age for reasons other than Death, Disability or following a Change in Control, I elect to have my benefits distributed commencing within 30 days of (Initial One):

☐                                    Normal Benefit Age

☒                                    Termination of Service

If I terminate service before Normal Benefit Age due to Disability, I elect to have my benefits distributed commencing within 30 days of (Initial One):

☐                                    Normal Benefit Age

☒                                    Termination of Service

If a Change in Control occurs, while I am in active service, but prior to Normal Benefit Age, I elect to have my benefits distributed commencing within 30 days of (Initial One):

☐                                    Normal Benefit Age

☒                                    Termination of Service

☐                                    the date the Change in Control occurs

Signature	/s/ Lynn S. Bowes

Date  October 1, 2004

Accepted by the Company this 1st day of October 2004.

JERSEY SHORE STATE BANK

By	/s/ Ronald A. Walko

Title  President and Chief Executive Officer

EXHIBIT C

JERSEY SHORE STATE BANK

DIRECTOR DEFERRED FEE AGREEMENT

Election Form C

Form of Payment:

I elect to have my benefits paid in the following form (initial (a), (b), (c) or (d) for each category):

Section Reference	Triggering Event	Lump Sum	Annuitized Over 24 Months	Annuitized Over 60 months	Annuitized Over 120 months
4.1.2	Normal Benefit Age	(a) ☐	(b) ☐	(c) ☒	(d) ☐
4.2.2	Early Termination	(a) ☐	(b) ☐	(c) ☒	(d) ☐
4.3.2	Disability	(a) ☐	(b) ☐	(c) ☒	(d) ☐
4.4.2	Change in Control	(a) ☐	(b) ☐	(c) ☒	(d) ☐
5.1.2	Death	(a) ☐	(b) ☐	(c) ☒	(d) ☐

Signature	/s/ Lynn S. Bowes

Date  October 1, 2004

Accepted by the Company this 1st day of October 2004.

JERSEY SHORE STATE BANK

By	/s/ Ronald A. Walko

Title  President and Chief Executive Officer

EXHIBIT D

JERSEY SHORE STATE BANK

DIRECTOR DEFERRED FEE AGREEMENT

Planned Fees Deferrals

Plan Year	Planned Annual Deferrals	Planned Cumulative Deferrals
1	3,120	3,120
2	12,854	15,974
3	13,240	29,214
4	13,637	42,851
5	3,512	46,363